                                                              Exhibit 99.(a)(11)

                        PENN TREATY AMERICAN CORPORATION


                               [PENN TREATY LOGO]

                                  Supplement to
        Offer to Exchange 6 1/4% Convertible Subordinated Notes due 2008
              for All Outstanding 6 1/4% Convertible Subordinated
                                 Notes due 2003

                       ----------------------------------

              THE EXCHANGE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW
             YORK CITY TIME, ON THURSDAY, SEPTEMBER 26, 2002, UNLESS
                         EXTENDED OR EARLIER TERMINATED.

                       ----------------------------------


              PLEASE READ THIS OFFERING SUPPLEMENT IN ITS ENTIRETY

     This Supplement provides supplemental information to the Offering Circular and Letter of Transmittal, both dated August 28, 2002, in connection with Penn Treaty's offer to issue its 6 1/4% Convertible Subordinated Notes due 2008 (at a conversion price of $5.31 per share), which we refer to in this Supplement as the "Exchange Notes," in exchange for its outstanding 6 1/4% Convertible Subordinated Notes due 2003 (at a conversion price of $28.44 per share), which we refer to in this Supplement as the "Subordinated Notes."

I. AMENDMENTS AND SUPPLEMENTS TO THE OFFERING CIRCULAR

     The information set forth below amends and supplements the referenced sections of the Offering Circular. You should review the Offering Circular and Letter of Transmittal together constituting the offer to exchange, as amended and supplemented by this Supplement, for complete information regarding the exchange offer.

     SUMMARY TERM SHEET

          THE DISCUSSION FOLLOWING THE CAPTION ENTITLED "WHY IS PENN TREATY MAKING THE EXCHANGE OFFER?" ON PAGE 2 OF THE OFFERING CIRCULAR IS AMENDED TO ADD THE FOLLOWING AS THE FINAL PARAGRAPH:

          As alternatives to making the exchange offer, we considered raising capital necessary to satisfy our obligations under the Subordinated Notes by means of a common stock offering or the issuance of senior debt. Based upon the price of our common stock, management determined that raising capital by means of a common stock offering would unnecessarily dilute the interests of our shareholders. In addition, management determined that the issuance of senior debt was precluded based on our financial position. As a result, the exchange offer was determined to be a more appropriate means of mitigating the uncertainty surrounding our ability to satisfy our obligations under the Subordinated Notes.

          THE OFFERING CIRCULAR IS AMENDED TO ADD THE FOLLOWING CAPTION AND PARAGRAPH PRIOR TO THE CAPTION "WHAT RISKS SHOULD I CONSIDER IN DECIDING WHETHER OR NOT TO TENDER MY SUBORDINATED NOTES?" ON PAGE 3 OF THE OFFERING
     CIRCULAR:

     HOW DID PENN TREATY DECIDED UPON THE TERMS FOR THE EXCHANGE NOTES?

     We worked with Philadelphia Brokerage Corporation, our financial advisor, to decide upon the terms of new notes we planned to offer in exchange for our outstanding Subordinated Notes. Once we decided upon the terms for the proposed new notes, certain holders of the Subordinated Notes were contacted on an informal basis to discuss our overall debt position to determine if they would be interested in exchanging their Subordinated Notes for notes with the terms we were considering. Subordinated Note holders contacted were specifically advised that their consent would only be solicited by use of written materials containing all of the material terms of the exchange offer. No written materials were distributed in connection with these discussions with Subordinated Note holders.

     THE DISCUSSION FOLLOWING THE CAPTION "DOES PENN TREATY CURRENTLY HAVE A SUFFICIENT NUMBER OF SHARES AVAILABLE FOR ISSUANCE UPON CONVERSION OF THE EXCHANGE NOTES?" ON PAGE 3 OF THE OFFERING CIRCULAR IS HEREBY AMENDED AND RESTATED AS FOLLOWS:

     We currently do not have a sufficient number of shares of common stock available for issuance upon the conversion of all of the Exchange Notes, the exercise of all outstanding options granted by Penn Treaty pursuant to our stock option plans and the four tranches of warrants granted to Centre Solutions (Bermuda) Limited in a reinsurance transaction we entered into in February 2002. See the section of this Offering Circular captioned "Agreements Related to Penn Treaty." However, we will, as soon as practicable, seek and recommend the approval of our shareholders to amend our articles of incorporation to increase the number of authorized shares of common stock to an amount sufficient to permit the conversion of all such Exchange Notes as well as exercise of all outstanding options and warrants. When we seek shareholder approval to amend our articles of incorporation to increase the number of shares of common stock available for issuance, in accordance with the New York Stock Exchange rules, we will also seek shareholder approval of the issuance of the Exchange Notes.

     In the event you desire to convert all, or any portion, of Exchange Notes into shares of common stock and we do not have a sufficient number of shares of common stock available for such conversion, in lieu of delivering shares of common stock upon conversion of that portion of your Exchange Notes for which there is an insufficient number of shares of common stock, we will pay to you an amount in cash equal to the market price of the shares of common stock into which the Exchange Notes are then convertible. There can be no assurance that we will have sufficient funds available when necessary to make any required cash payments in lieu of delivering common stock to Exchange Note holders seeking to convert Exchange Notes into shares of common stock.

     THE PARAGRAPH FOLLOWING THE CAPTION "WHAT ARE THE CONDITIONS TO THE EXCHANGE OFFER?" ON PAGE 5 OF THE OFFERING CIRCULAR IS HEREBY AMENDED AND RESTATED AS FOLLOWS:

     THE EXCHANGE OFFER IS NOT CONDITIONED UPON THE EXCHANGE OF A MINIMUM PRINCIPAL AMOUNT OF SUBORDINATED NOTES. THE EXCHANGE OFFER IS, HOWEVER, SUBJECT TO A NUMBER OF CUSTOMARY CONDITIONS, WHICH WE MAY WAIVE. If any of these conditions are not satisfied, we will not be obligated to accept any properly tendered Subordinated Notes for exchange. For more information regarding the conditions to the exchange offer, please see the section of this Offering Circular captioned "The Exchange Offer-Conditions to the Exchange Offer."

     THE PARAGRAPH FOLLOWING THE CAPTION "UNTIL WHEN CAN I WITHDRAW PREVIOUSLY TENDERED SUBORDINATED NOTES?" ON PAGE 6 OF THE OFFERING CIRCULAR IS HEREBY AMENDED TO REPLACE "DECEMBER 31, 2002" WITH "OCTOBER 24, 2002."

     THE FIRST SENTENCE FOLLOWING THE CAPTION "WHEN WILL I RECEIVE THE EXCHANGE NOTES IN EXCHANGE FOR MY SUBORDINATED NOTES?" ON PAGE 6 OF THE OFFERING CIRCULAR IS HEREBY AMENDED AND RESTATED AS FOLLOWS:

     Subject to the satisfaction or waiver of all conditions to the exchange offer, and assuming we have not previously elected to terminate the exchange offer if any of the events described below under the section captioned "The Exchange Offer-Conditions to the Exchange Offer" should occur prior to the expiration of the exchange offer, we will accept for exchange all Subordinated Notes that are properly tendered and not withdrawn prior to the expiration of the exchange offer at 12:00 midnight, New York City time, on September 26, 2002.

     RISK FACTORS--RISKS RELATING TO THE OFFER

     THE FIRST RISK FACTOR ON PAGE 22 OF THE OFFERING CIRCULAR IS AMENDED AND RESTATED AS FOLLOWS:

     THE EXCHANGE NOTES WILL BE SUBORDINATED TO OUR SENIOR INDEBTEDNESS, AS THIS TERM IS DEFINED IN THE EXCHANGE NOTE INDENTURE.

     The Exchange Notes will be subordinated to all Senior Indebtedness, as this term is defined in the Exchange Note indenture, but will be senior to the Subordinated Notes. At August 22, 2002, we had approximately $1,538,000 of indebtedness outstanding that will rank senior to the Exchange Notes. We currently do not have any material credit facilities in place and would be required to apply for any loans or credit facilities extended to us in the future that would qualify as Senior Indebtedness. In addition, because our operations are conducted through subsidiaries, claims of holders of indebtedness of such subsidiaries, as well as claims of regulators and creditors of such subsidiaries, will have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of Penn Treaty, including the Exchange Note holders. As of June 30, 2002, the aggregate liabilities as described herein of such subsidiaries were approximately $707,773,000. The indenture for the Exchange Notes will not limit the amount of Senior Indebtedness or other indebtedness we or any of our subsidiaries can create, incur, assume or guarantee.


     THE FIRST RISK FACTOR ON PAGE 23 OF THE OFFERING CIRCULAR IS AMENDED AND RESTATED AS FOLLOWS:

     WE MAY NOT RECEIVE THE APPROVAL OF OUR SHAREHOLDERS TO AMEND OUR ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK TO AN AMOUNT SUFFICIENT TO PERMIT THE CONVERSION OF ALL SUCH EXCHANGE NOTES AND TO ISSUE THE EXCHANGE NOTES.

     We are currently obligated to issue common stock upon the exercise of all outstanding options granted by us pursuant to our stock option plans and the conversion of our Convertible Preferred Stock issuable upon exercise of the four tranches of warrants granted to Centre Solutions (Bermuda) Limited. Following the issuance of the Exchange Notes, we will be obligated to issue common stock upon the conversion of the Exchange Notes. We currently do not have enough shares available for issuance to satisfy all of these obligations. We plan to seek the approval of our shareholders to amend our articles of incorporation to increase the number of authorized shares of common stock to an amount sufficient to permit the conversion of all such Exchange Notes; to satisfy our obligation to issue shares of common stock upon the exercise of all outstanding options granted by us pursuant to our stock option plans and the conversion of our Convertible Preferred Stock issuable upon exercise of the four tranches of warrants granted to Centre Solutions; and offer shares of our common stock in the future for capital raising purposes. When we seek shareholder approval to amend our articles of incorporation to increase the number of shares of common stock available for issuance, in accordance with the New York Stock Exchange rules, we will also seek shareholder approval of the issuance of the Exchange Notes. Our shareholders may not approve the issuance of the Exchange Notes or an increase in the number of authorized shares of common stock to an amount sufficient to cover the conversion of all of the Exchange Notes as well as the exercise of the options granted by us pursuant to our stock option plans and conversion of our Convertible Preferred Stock issuable upon exercise of the four tranches of warrants granted to Centre Solutions.

     In the event that our shareholders do not approve an appropriate increase in the number of shares of our common stock authorized for issuance, we may be required to pay Exchange Note holders who desire to convert their Exchange Notes an amount in cash equal to the market price of the shares of common stock into which the Exchange Notes are then convertible. Our financial resources may not be sufficient to pay cash to holders of Exchange Notes in lieu of delivering common stock. We can make no assurance that sufficient funds will be available when necessary to make any required cash payments in lieu of delivering common stock to Exchange Note holders seeking to convert their Exchange Notes into shares of common stock. In the event that our shareholders do not approve the issuance of the Exchange Notes, we may be in violation of the New York Stock Exchange Rules and such violation could result in our common stock being delisted.

     THE OFFERING CIRCULAR IS AMENDED TO ADD THE FOLLOWING RISK FACTOR AFTER THE RISK FACTOR ENTITLED "YOU MAY RECOGNIZE TAXABLE GAIN OR LOSS ON YOUR EXCHANGE OF SUBORDINATED NOTES FOR EXCHANGE NOTES" ON PAGE 24:

     CERTAIN ADJUSTMENTS TO THE CONVERSION PRICE OF THE EXCHANGE NOTES MAY RESULT IN CONSTRUCTIVE DIVIDENDS TAXABLE AS ORDINARY INCOME TO CERTAIN HOLDERS OF THE EXCHANGE NOTES.

     If we make certain adjustments to the conversion price of the Exchange Notes that increase the proportionate interest in our common stock of the holders of the Exchange Notes, and you are a U.S. holder of the Exchange Notes, as defined in the section of the Offering Circular caption "Certain United States Federal Income Tax Considerations," you may be deemed to have received a constructive distribution, for which you would be taxed as ordinary income (subject to a possible dividends received deduction in the case of corporate holders) to the extent of our current earnings and profits as of the end of the taxable year to which such constructive distribution relates and/or accumulated earnings and profits. Adjustments to the conversion price of the Exchange Notes that could increase the proportionate interest in our common stock of the holders of the Exchange Notes include adjustments made to reflect the distribution of cash or issuance of certain rights, warrants, evidences of indebtedness, securities or other assets to holders of common stock.

     THE EXCHANGE OFFER

     THE FIRST THREE PARAGRAPHS UNDER THE CAPTION "TERMS OF THE EXCHANGE OFFER; PERIOD FOR TENDERING SUBORDINATED NOTES" ON PAGE 58 OF THE OFFERING CIRCULAR ARE AMENDED AND RESTATED AS FOLLOWS:

     This Offering Circular and the enclosed Letter of Transmittal constitute an offer to exchange, for each outstanding Subordinated Note, an Exchange Note of a principal amount equal to the principal amount of such Subordinated Note, subject to the terms and conditions described in this Offering Circular. This exchange offer is being extended to all holders of the Subordinated Notes. As of the date of this Offering Circular, $74.75 million aggregate principal amount of the Subordinated Notes are outstanding. This Offering Circular and the enclosed Letter of Transmittal are first being sent on or about August 28, 2002, to all holders of Subordinated Notes known to us. Subject to the conditions listed below, and assuming we have not previously elected to terminate the exchange offer due to the failure of any condition, we will accept for exchange all Subordinated Notes which are properly tendered on or prior to the expiration of the exchange offer and not withdrawn as permitted below. See "-Conditions to the Exchange Offer." The exchange offer will expire at 12:00 midnight, New York City Time, on September 26, 2002. In our sole discretion, we may extend the period of time during which the exchange offer is open. Our obligation to accept Subordinated Notes for exchange in the exchange offer is subject to the conditions listed below under the caption "-Conditions to the Exchange Offer." The form and terms of the Exchange Notes are described in this Offering Circular in the section captioned "Description of the Exchange Notes."

     We expressly reserve the right, at any time and from time to time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance for exchange of any Subordinated Notes. If we elect to extend the period of time during which the exchange offer is open, we will give you oral or written notice of the extension and delay, as described below. During any extension of the exchange offer, all Subordinated Notes previously tendered and not withdrawn will remain subject to the exchange offer and may be accepted for exchange by us. We will return to the registered holder, at our expense, any Subordinated Notes not accepted for exchange promptly after the expiration or termination of the exchange offer. In the case of an extension, we will issue a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration of the exchange offer.

     We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any Subordinated Notes not previously accepted for exchange if any of the events described below under the caption "-Conditions to the Exchange Offer" should occur. We are generally required to extend the offering period for any material change to the exchange offer, including a waiver of material condition, so that at least five business days remain in the exchange offer after the change. In addition, if we amend the exchange offer to change the percentage of Subordinated Notes sought or consideration offered, we will be required to extend the offering period so that at least ten business days remain in the exchange offer after the change. We will give you oral or written notice of any amendment, termination or non-acceptance promptly.

     THE SUBSECTION CAPTIONED "CONDITIONS TO THE EXCHANGE OFFER" ON PAGE 59 OF THE OFFERING CIRCULAR IS AMENDED AND RESTATED AS FOLLOWS:

     THE EXCHANGE OFFER IS NOT CONDITIONED UPON THE EXCHANGE OF A MINIMUM PRINCIPAL AMOUNT OF SUBORDINATED NOTES.

     Notwithstanding any other provision of the exchange offer, we will not be required to accept any Subordinated Notes for exchange or to issue any Exchange Notes in exchange for Subordinated Notes, and we may terminate or amend the exchange offer if, prior to the expiration of the exchange offer, any of the following events occurs:

     o the exchange offer is determined to violate any applicable law or any applicable interpretation of the staff of the SEC;

     o an action or proceeding is pending or threatened in any court or by any governmental agency or third party that might materially impair our ability to proceed with the exchange offer;

     o any material adverse development occurs in any existing legal action or proceeding involving Penn Treaty;

     o we do not receive any governmental approval we deem necessary for the completion of the exchange offer; or

     o the indenture for the Exchange Notes has not been qualified under the Trust Indenture Act of 1939.

     These conditions are for our benefit only and we may assert them regardless of the circumstances giving rise to any condition. We may also waive any condition in whole or in part at any time prior to the expiration of this exchange offer in our sole discretion. Our failure at any time to exercise any of the foregoing rights will not constitute a waiver of that right and each right is an ongoing right that we may assert at any time prior to the expiration of the exchange offer.

     In addition, we will not accept any Subordinated Notes for exchange or issue any Exchange Notes in exchange for Subordinated Notes, if at the time a stop order is threatened or in effect which relates to the qualification of the indenture for the Exchange Notes under the Trust Indenture Act of 1939.

     THE FIRST PARAGRAPH UNDER THE CAPTION "ACCEPTANCE OF SUBORDINATED NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES" BEGINNING ON PAGE 61 OF THE OFFERING CIRCULAR IS AMENDED AND RESTATED AS FOLLOWS:

     Upon satisfaction or waiver of all of the conditions to the exchange offer, and assuming we have not previously elected to terminate the exchange due to the failure of any condition described above under the caption "-Conditions to the Exchange Offer", we will accept, promptly after the expiration of the exchange offer, all Subordinated Notes properly tendered and not withdrawn and will issue the Exchange Notes promptly after acceptance of the Subordinated Notes. For purposes of the exchange offer, we will be deemed to have accepted properly tendered Subordinated Notes for exchange when, as and if we have given oral or written notice of acceptance to the exchange agent, with written confirmation of any oral notice to be given promptly after any oral notice.

     THE LAST SENTENCE OF THE THIRD PARAGRAPH UNDER THE CAPTION "ACCEPTANCE OF SUBORDINATED NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES" ON PAGE 62 OF THE OFFERING CIRCULAR IS AMENDED AND RESTATED AS FOLLOWS:

     Any Subordinated Notes to be returned to the holder will be returned promptly after the expiration or termination of the exchange offer.

     THE FIRST PARAGRAPH UNDER THE CAPTION "WITHDRAWAL OF TENDERS" ON PAGE 63 OF THE OFFERING CIRCULAR IS HEREBY AMENDED TO REPLACE "DECEMBER 31, 2002" WITH "OCTOBER 24, 2002."

     THE SECOND SENTENCE OF THE THIRD PARAGRAPH UNDER THE CAPTION "WITHDRAWAL OF TENDERS" ON PAGE 63 OF THE OFFERING CIRCULAR IS HEREBY AMENDED AND RESTATED AS
FOLLOWS:

          Any Subordinated Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the registered holder without cost to that holder promptly after withdrawal, non-acceptance of tender or termination of the exchange offer.

     DESCRIPTION OF THE EXCHANGE NOTES

     THE LAST PARAGRAPH UNDER THE CAPTION "CONVERSION OF THE EXCHANGE NOTES" ON PAGE 70 OF THE OFFERING CIRCULAR IS HEREBY AMENDED AND RESTATED AS FOLLOWS:

          The Company from time to time may to the extent permitted by law reduce the conversion price by any amount for any period of at least 20 days, in which case the Company shall give at least 15 days' notice of such decrease, if the Board of Directors has made a determination that such decrease would be in the best interests of the Company, which determination shall be conclusive. In the event that such an adjustment to the conversion price by the Board of Directors would be considered a tender offer by the SEC, the Company will implement such an adjustment to the conversion price in accordance with all applicable tender offer rules. The Company may, at its option, make such reductions in the conversion price, in addition to those set forth above, as the Company deems advisable to avoid or diminish any income tax to its shareholders resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. See "Certain United States Federal Income Tax Considerations."

     THE FIFTH PARAGRAPH UNDER THE CAPTION "SUBORDINATION" ON PAGE 72 OF THE OFFERING CIRCULAR IS HEREBY AMENDED AND RESTATED AS FOLLOWS:

          As of August 22, 2002, the Company had approximately $1,538,000 outstanding under its mortgage. The Company will not have any other material Senior Indebtedness outstanding immediately following completion of this offering. The indenture does not prohibit or limit the incurrence of such Senior Indebtedness. We currently do not have any credit facilities in place and would be required to apply for any loans or credit facilities extended to us in the future that would qualify as Senior Indebtedness.

II. AMENDMENTS AND SUPPLEMENTS TO THE LETTER OF TRANSMITTAL

     The information set forth below amends and supplements the Letter of Transmittal. You should review the Offering Circular and Letter of Transmittal together constituting the offer to exchange, as amended and supplemented by this Supplement, for complete information regarding the exchange offer.

          THE FIRST PARAGRAPH ON PAGE 1 OF THE LETTER OF TRANSMITTAL IS HEREBY AMENDED TO DELETE THE PROVISION THAT THE SUBORDINATED NOTE HOLDER ACKNOWLEDGES HE OR SHE HAS "REVIEWED" THE OFFERING CIRCULAR AND THE LETTER OF TRANSMITTAL. THE THIRD PARAGRAPH ON PAGE 6 OF THE LETTER OF TRANSMITTAL IS HEREBY AMENDED TO DELETE THE PROVISION THAT THE SUBORDINATED NOTE HOLDER ATTESTS TO THE FACT THAT HE OR SHE HAS READ ALL OF THE TERMS OF THE EXCHANGE OFFER. PENN TREATY WILL ACCEPT AND GIVE EFFECT TO TENDERS MADE BY THE LETTER OF TRANSMITTAL AS IF SUCH PROVISIONS WERE NOT INCLUDED THEREIN FOR ANY PURPOSE.

          INSTRUCTION 4 ON PAGE 11 OF THE LETTER OF TRANSMITTAL IS HEREBY AMENDED TO REPLACE "DECEMBER 31, 2002" WITH "OCTOBER 24, 2002."